Exhibit 4.7.1



                                CREDIT AGREEMENT

         THIS CREDIT AGREEMENT ("Agreement"), made and entered into this 31st day of May, 2000, by and between OLD DOMINION FREIGHT LINE, INC., a Virginia corporation ("Borrower"), and FIRST UNION NATIONAL BANK, a national banking association ("Bank");

                                   WITNESSETH:

         WHEREAS, Borrower and Bank are parties to that certain Credit Agreement dated June 14, 1995, as amended by First Amendment thereto dated February 2, 1996, by Second Amendment thereto dated April 29, 1996, by Third Amendment thereto dated June 15, 1996, by Fourth Amendment thereto dated April 22, 1997, and by Fifth Amendment thereto dated January 14, 2000 (as amended, the "Existing Credit Agreement"), pursuant to which Bank agreed to extend certain financial accommodations to Borrower;

         WHEREAS, Borrower has requested that Bank extend financial accommodations to Borrower in order to provide funds for the refinancing of the indebtedness owing by Borrower to Bank under the Existing Credit Agreement, for working capital and such other corporate purposes as are permitted hereunder; and

         WHEREAS, Bank has agreed to extend financial accommodations for such purposes to Borrower in the form of (a) a $50,000,000 revolving line of credit, and (b) a $12,500,000 standby letter of credit facility to be made in accordance with, and subject to, the terms and conditions set forth below;

         NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, Borrower and Bank hereby agree as follows:

SECTION 1.        DEFINITIONS.

1.1 Defined Terms. For purposes of this Agreement, in addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below:

"Adjusted LIBOR Rate" shall mean the rate per annum equal to the LIBOR Rate plus the Applicable Margin.

         "Affiliate" shall mean any Person which, directly or indirectly, owns or controls, on an aggregate basis, including all beneficial ownership and ownership or control as a trustee, guardian or other fiduciary, at least five percent (5%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) of Borrower or any Subsidiary, or is controlled by or is under common control with Borrower or any Subsidiary, or any stockholders of Borrower or any Subsidiary. For the purpose of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" or "this Agreement" shall mean this Agreement and all amendments, modifications and supplements hereto and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative.

         "Applicable Margin" shall mean, at any date of determination thereof, a sum equal to the percentage set forth below corresponding to the Borrower's Fixed Charge Coverage Ratio. The Applicable Margin shall be seven-tenths of one percent (.70%) from the date hereof until reset based upon the Borrower's Fixed Charge Coverage Ratio determined as of the Fiscal Quarter ending June 30, 2000 and as of the end of each successive Fiscal Quarter period thereafter, in accordance with the following schedule (such change in the Applicable Margin to take effect one (1) day after the Bank receives the Borrower's financial statements for the relevant determination period indicating to the Bank's satisfaction that the Applicable Margin should be reset), according to the following schedule:



        Fixed Charge Coverage Ratio                Applicable Margin
--------------------------------------------- -----------------------------
Greater than 3.50 to 1.0                                 0.60%

Equal to or greater than 2.50 to 1.0 but                 0.70%
less than or equal to 3.50 to 1.0

Less than 2.50 to 1.0                                    0.85%

         "Assessment Rate" shall mean the assessment rate percentage (expressed as a decimal rounded upwards, if necessary, to the next higher one hundredth of one percent) paid by Bank to the Federal Deposit Insurance Corporation (or any successor), excluding any refund, insuring Bank's liability for time deposits as in effect from time to time.

         "Bank" shall mean First Union National Bank, a national banking association.

         "Beneficiary" shall mean the beneficiary of a Letter of Credit issued by Bank pursuant to this Agreement.

         "Borrower" shall mean Old Dominion Freight Line, Inc., a Virginia corporation.

         "Business Day" shall mean any day (excluding Saturday, Sunday and legal holidays) on which commercial banks in Atlanta, Georgia are open.

         "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.ss.9601 et. seq., as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

         "Capitalized Lease Obligation" shall mean any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with Generally Accepted Accounting Principles, and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with Generally Accepted Accounting Principles.

         "Closing" shall mean the consummation of the lending transaction contemplated hereby to occur at the time and place set forth in Section 5.1 hereof.

         "Closing Date" shall mean the date referred to in Section 5.1 hereof.

         "Consolidated Subsidiary" shall mean any Subsidiary of Borrower which is consolidated with Borrower under Borrower's finacial statements provided to the Bank or is required to be consolidated with Borrower under Generally Accepted Accounting Principles (including, limitation, the Guarantor).

         "Default" shall mean any event or condition which, with the giving of notice or the passage of time or both, would constitute an Event of Default if Borrower took no action to correct the same.

         "Default Rate" shall mean the LIBOR Rate in effect on the first Business Day the Default Rate is implemented by Bank plus two percent (2%).

         "Disposal" shall mean the intentional or unintentional abandonment, discharge, deposit, injection, dumping, spilling, leaking, storing, burning, thermal destruction or replacing of any substance so that it or any of its constituents may enter the Environment.

         "Dollars" or "$" shall mean dollars of the United States of America.

         "EBIT" shall mean the earnings (or loss) before provision for income taxes and interest for such fiscal period, as reflected on the financial statements of Borrower supplied to Bank pursuant to Section 7.3(a) of this Agreement, but excluding (a) any gain or loss arising from the sale of non-operating assets, (b) any gain arising from any writeup of assets, (c) earnings of any Subsidiary of Borrower accrued prior to the date it became a Subsidiary, (d) earnings of any corporation, substantially all of the assets of which have been acquired in any manner by Borrower or any of its Subsidiaries, realized by such corporation prior to the date of such acquisition, (e) the earnings of any Person to which the assets of Borrower or any of its Subsidiaries shall have been sold, transferred or disposed of, or into which Borrower or any of its Subsidiaries shall have been merged, or been a party to any consolidation or other form of reorganization, prior to the date of such transaction, (f) any gain arising from the acquisition of any securities of Borrower or any of its Subsidiaries, and (g) any gain or loss arising from extraordinary or non-recurring items, all determined in accordance with Generally Accepted Accounting Principles.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

         "Environment" shall mean any water, including, without limitation, surface water and gravel water or water vapor, any land including land surface or subsurface, stream sediments, air, fish, wildlife, plants and all other natural resources or environmental media.

         "Environmental Laws" shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances, regulations, codes and rules relating to the protection of the Environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or Disposal of Hazardous Substances and the policies, guidelines, procedures, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

         "Environmental Permits" shall mean all licenses, permits, approvals, authorizations, consents or registrations required by any applicable Environmental Laws and all applicable judicial and administrative orders in connection with ownership, lease, purchase, transfer, closure, use and/or operation of any Property owned, leased or operated by Borrower and/or as may be required for the storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances.

         "Event of Default" shall have the meaning specified in Section 9.1 hereof.

         "Financials" shall mean the audited balance sheet and statement of income, retained earnings and cash flow of Borrower for the Fiscal Year ended December 31, 1999; the Borrower-prepared balance sheet and statement of income and cash flow of Borrower for the Fiscal Quarter ended March 31, 2000; and all other financial statements of Borrower delivered by Borrower to Bank pursuant to
Section 7.3 of this Agreement.

         "Fiscal Quarter" shall mean one of the quarterly fiscal periods in the Fiscal Year of Borrower.

         "Fiscal Year" shall mean the period of Borrower ending on December 31 of each calendar year and commencing on January 1 of each calendar year.

         "Fixed Charge Coverage Ratio" shall mean, for any Fiscal Quarter, the ratio of (i) EBIT plus Gross Rents less Interest Income for such Fiscal Quarter and the three (3) immediately preceding Fiscal Quarters to (ii) Interest Expense less Interest Income plus Gross Rents for such Fiscal Quarter and the three (3) immediately preceding Fiscal Quarters.

         "Funded Debt" shall mean all Indebtedness for money borrowed, whether direct or contingent, as determined in accordance with Generally Accepted Accounting Principles, including, without limitation, reimbursement and all other obligations with respect to surety bonds and letters of credit, whether or not matured, Capitalized Lease Obligations, the deferred purchase price of any Property or asset or Indebtedness evidenced by a promissory note, bond, guaranty or similar written obligation for the payment of money (including, but not limited to, conditional sales or similar title retention agreements).

         "Generally Accepted Accounting Principles" shall mean generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants, consistently applied and maintained on a consistent basis for Borrower throughout the period indicated and consistent with the prior financial practices of Borrower as reflected on the Financials so as to properly reflect the financial condition and results of operations and changes in financial position of Borrower.

         "Gross Rents" shall mean the aggregate amount of all payments which Borrower is required to make pursuant to the terms of any lease by Borrower of any building (including, without limitation, any of Borrower's leased terminals and similar facilities) or office equipment or revenue producing equipment which lease has a term of more than six (6) months, including renewals thereof.

         "Guarantor" shall mean ODIS, Inc., a Delaware corporation and Subsidiary of the Borrower.

         "Guaranty" shall mean the Guaranty Agreement dated of even date herewith executed by the Guarantor to the Bank.

         "Hazardous Substances" shall mean, without limitation, any explosives, radon, radioactive materials, asbestos, urea formaldehyde, foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous waste, hazardous or toxic substances, and any other material defined as a hazardous substance in Section 101(14) of CERCLA.

         "Indebtedness" shall mean all liabilities, obligations and indebtedness of any and every kind and nature, including, without limitation, the Obligations and all obligations to trade creditors, whether heretofore, now or hereafter owing, arising, due or payable to any Person and howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise. Without in any way limiting the generality of the foregoing, Indebtedness specifically includes the following:

         (a) All obligations or liabilities of any Person that are secured by any lien, claim, encumbrance or security interest upon Property owned by Borrower, even though Borrower has not assumed or become liable for the payment thereof;

         (b) All obligations or liabilities created or arising under any lease of real or personal property, or conditional sale or other title retention agreement with respect to Property used or acquired by Borrower, even though the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such Property;

         (c)      All unfunded pension fund obligations and liabilities; and

         (d)      Deferred taxes.

         "Interest Expense" shall mean with respect to any period of determination the Borrower's and each Consolidated Subsidiary's total interest on Indebtedness during such period, determined in accordance with Generally Accepted Accounting Principles.

         "Interest Income" shall mean, with respect to any period of determination the Borrower's and each Consolidated Subsidiary's total interest income during such period, determined in accordance with Generally Accepted Accounting Principles.

         "Investment" shall mean, as applied to any Person, any direct or indirect purchase or other acquisition by such Person of Stock, indebtedness or other securities or obligations of any other Person, or any direct or indirect loan, advance, extension of credit or capital contribution by such Person to any other Person, or any guaranty of such Person with respect to any liabilities or obligations of any other Person.

         "LIBOR Rate" shall mean, for any day, the rate per annum (rounded to the next higher 1/100 of 1%) for one (1) month deposits in US Dollars which appears on the Telerate Page 3750 as of 11:00 a.m. London time, on such day, or if such day is not a London business day, then the immediately preceding London business day. If for any reason such rate is not available on the Telerate Page 3750, then the rate per annum at which interest shall accrue with reference to the LIBOR Rate shall be such rate as determined by the Bank from another recognized source or interbank quotation for the London Interbank Market.

         "LIBOR Rate Loans" shall mean the Revolving Loans.

         "Letter of Credit" shall mean a standby letter of credit at any time applied for by Borrower pursuant to a Letter of Credit Application and issued by Bank for the account of Borrower pursuant to Section 3 hereof, and shall include, without limitation, those standby letters of credit described on
Schedule 1.1A hereto.

         "Letter of Credit Application" shall mean Bank's standard form of Application and Agreement For Irrevocable Standby Letter of Credit, and such other documents as Bank may require for its issuance of a Letter of Credit.

         "Letter of Credit Facility" shall mean the facility referred to in
Section 3 hereof.

         "Letter of Credit Facility Commitment" shall mean $12,500,000.

         "Letter of Credit Obligations" shall mean that portion of the Obligations constituting Borrower's obligation to reimburse Bank for all amounts paid by Bank under, or with respect to, a Letter of Credit and all other indebtedness, obligations and liabilities owing by Borrower to Bank under a Letter of Credit Application.

         "Loan Documents" shall mean and collectively refer to this Agreement, the Revolving Credit Note, the Letter of Credit Applications and all agreements and other written matters whether heretofore, now or hereafter executed by or in behalf of Borrower and/or delivered to Bank or any Participant, with respect to this Agreement, or with respect to the transactions contemplated by this Agreement.

         "Maximum Rate" shall mean the maximum non-usurious rate of interest permitted by applicable state or federal law that at any time, or from time to time, may be contracted for, taken, reserved, charged or received on the Indebtedness in question or, to the extent permitted by applicable laws, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow. Notwithstanding any other provision hereof, the Maximum Rate shall be calculated on a daily basis (computed on the actual number of days elapsed over a year of three hundred sixty (360) days.

         "Multiemployer Plan" shall have the meaning set forth in Section 4001(a)(3) of ERISA.

         "Net Income" shall mean, for any period, net income of Borrower for such period determined in accordance with Generally Accepted Accounting Principles.

         "Obligations" shall collectively mean and include (i) the Revolving Loans (including accrued interest owed in respect of the Revolving Loans) and all other sums loaned or advanced by Bank to or on behalf of Borrower pursuant to the terms of this Agreement, the Loan Documents or any other agreement between Bank and Borrower, (ii) all liabilities, debts and obligations now or at any time hereafter owing by Borrower to Bank under this Agreement or any of the other Loan Documents or otherwise, (iii) the Letter of Credit Obligations and all other obligations incurred by Bank, whether direct or indirect, contingent or otherwise, due or not due, under each Letter of Credit Application or in connection with the issuance of a Letter of Credit, (iv) all obligations and sums due or that may become due under or in connection with any present or future swap agreements (as defined in 11 U.S.C. ss. 101) between Borrower and Bank, and (v) all other liabilities, debts and obligations of any and every kind, including, but not limited to, all liabilities arising under any agreements and contracts of guaranty, now or hereafter owing or to become due from Borrower to Bank, whether created, evidenced, acquired or arising under this Agreement or any of the other Loan Documents or any other instruments, obligations, contracts or agreements of any and every kind, now or hereafter existing or entered into between Borrower and Bank or otherwise, and whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all Revolving Loans, interest, charges, expenses, fees, attorneys' and paralegals' fees and any other sums chargeable to Borrower by Bank under this Agreement or any of the other Loan Documents.

         "Participant" shall mean any Person, now or any time hereafter, participating with Bank in the extension of the credit facility from Bank to Borrower pursuant to this Agreement.

         "Permitted Purchase Money Indebtedness" shall mean Purchase Money Indebtedness of Borrower incurred after the date hereof which is secured by a Purchase Money Lien and which, when aggregated with the principal amount of all other such Purchase Money Indebtedness and Capitalized Lease Obligations incurred during any fiscal year, does not exceed $15,000,000.

         "Person" shall mean a corporation, an association, a partnership, a limited liability company, an organization, a business, an individual or a government or political subdivision thereof or any government agency.

         "Plan" shall mean an employee benefit plan now or hereafter maintained for employees of Borrower that is covered by Title IV of ERISA.

         "Prime Rate" shall mean the interest rate publicly announced from time to time by Bank to be its prime rate, which may not necessarily be its best lending rate. The Prime Rate is a rate set by Bank based upon various factors including Bank's cost and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. Bank may price some loans at, above or below the Prime Rate.

         "Prohibited Transaction" shall mean any transactions set forth in
Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986.

         "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

         "Purchase Money Indebtedness" shall mean (i) Indebtedness (other than the Obligations) for the payment of all or any part of the purchase price of any rolling stock of tractors or trailers, (ii) any Indebtedness (other than the Obligations) incurred at any time of or within ten (10) days prior to or after the acquisition of any rolling stock of tractors or trailers for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time.

         "Purchase Money Lien" shall mean a lien upon Borrower's rolling stock of tractors and trailers, but only if such lien shall at all times be confined solely to the rolling stock of tractors and trailers the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such lien.

         "Release" shall have the same meaning as given to that term in Section 101(22) of CERCLA.

         "Reportable Event" shall mean any of the events set forth in Section 4043(b) of ERISA.

         "Restricted Investment" shall mean any Investment except the following:

                 (i) Investments to be used in the ordinary course of business;

                (ii) Current assets arising from the sale of goods and services in the ordinary course of business of Borrower;

               (iii) Investments and direct obligations of the United States of America, or any agency thereof or obligations guaranteed by the United States of America, provided that such obligations mature within one (1) year from the date of acquisition thereof;

                (iv) Investments in certificates of deposit maturing withi one (1) year from the date of acquisition issued by a bank organized under the laws of the United States or any state thereof having capital surplus and undivided profits aggregating at least $500,000,000;

                 (v) Investments in commercial paper maturing no more than one (1) year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof by Standard and Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc.;

                (vi) Investments not to exceed $1,000,000 in the aggregate in such Person or Persons as the Borrower in its discretion determines appropriate; and

               (vii) Investment made in accordance with, and pursuant to, the investment policy of Borrower which is attached hereto as Schedule 1.1B.

         "Revolving Credit Note" shall mean the promissory note of Borrower executed and delivered to Bank pursuant to Section 2.2 hereof evidencing Borrower's obligation to repay the Revolving Loans, together with any amendments, modifications and supplements thereto, and any renewals or extensions thereof, in whole or in part.

         "Revolving Line of Credit" shall mean the revolving line of credit made available by Bank to Borrower pursuant to Section 2.1 hereof.

         "Revolving Line of Credit Commitment" shall mean $50,000,000.

         "Revolving Loans" shall mean the loans made by Bank to Borrower under the Revolving Line of Credit.

         "Solvent" shall mean, as to any Person, that such Person has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature and owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its debts.

         "Stock" shall mean all shares, options, interests, partnerships or other equivalents (howsoever designated) of or in a corporation, whether voting or non-voting, including, without limitation, common stock, warrants, preferred stock, convertible debentures and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.

         "Subsidiary" shall mean any corporation, more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of which is at the time, directly or indirectly, owned by Borrower and/or one or more Subsidiaries (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency).

         "Tangible Net Worth" shall mean at any date the total shareholders' equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock) appearing on a balance sheet of Borrower and each Consolidated Subsidiary prepared as of such date in accordance with Generally Accepted Accounting Principles, minus (a) the unamortized amount, if any, of intangible assets and goodwill (including, without limitation, franchises, licenses, patents, trademarks, trade names, copyrights, service marks and brand names) as reflected on the balance sheet of Borrower, (b) any Indebtedness owed to Borrower or any Consolidated Subsidiary by any Affiliate,
(c) any write-up in the book value of any fixed asset resulting from a revaluation thereof subsequent to the Closing Date, and (d) the amount, if any, at which any shares of Stock of Borrower or any Consolidated Subsidiary appear on the asset side of the balance sheet of Borrower.

         "Termination Date for Letter of Credit Facility" shall mean the earliest of:

                  (i)      The date that is three hundred sixty four days after

         the date hereof;

                 (ii) The date of termination of the Letter of Credit Facility by Bank after the occurrence of an Event of Default;

                (iii) Such date of termination of the Letter of Credit Facility as is mutually agreed upon by Bank and Borrower; and

                 (iv) The date after all Obligations have been paid in full and Bank is no longer obligated to issue Letters of Credit hereunder.

         "Termination Date for Revolving Loans" shall mean the earliest of:

                  (i)      May 31, 2003;

                 (ii) The date of termination of the Revolving Line of Credit by Bank after the occurrence of an Event of Default;

                (iii) Such date of termination of the Revolving Line of Credit as is mutually agreed upon by Bank and Borrower; and

                 (iv) The date after all Obligations have been paid in full and Bank is no longer obligated to make Revolving Loans hereunder.

 "Total Capitalization" shall mean, at any date of determination thereof, the sum of Funded Debt and Tangible Net Worth.

      1.2 Accounting Terms. Any accounting terms used in this Agreement hich are not specifically defined shall have the meanings customarily given them in accordance with Generally Accepted Accounting Principles; provided, however, that, in the event that changes in Generally Accepted Accounting Principles shall be mandated by the Financing Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by Borrower's certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after such date as Borrower and Bank shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

      1.3 Singular/Plural. Unless the context otherwise requires, words used herein in the singular include the plural and words in the plural include the singular.

      1.4 Other Terms. All other terms contained in this Agreement shall, when the context so indicates, have the meanings provided for by the Uniform Commercial Code of the State of North Carolina to the extent the same are used or defined therein.

SECTION 2.        REVOLVING LINE OF CREDIT.

          2.1 Revolving Loans. Bank hereby establishes, upon the terms and subject to the conditions of this Agreement and in reliance upon the representations and warranties made by Borrower hereunder, a Revolving Line of Credit in favor of Borrower in the amount of the Revolving Line of Credit Commitment and agrees to make and remake one or more Revolving Loans to Borrower, upon the terms and conditions set forth herein, from time to time on any Business Day during the period from the date hereof through but not including the Termination Date for Revolving Loans. Each request for a Revolving Loan by Borrower shall be in an amount not less than $100,000. Subject to the provisions of this Section below, Borrower may borrow, repay and reborrow any amount of the Revolving Line of Credit provided that the aggregate principal amount of Revolving Loans outstanding at any time under the Revolving Line of Credit may not exceed the Revolving Line of Credit Commitment. Notwithstanding the foregoing, Bank shall not have any obligation to make a Revolving Loan requested by Borrower hereunder unless all of the conditions precedent set forth in Sections 5.2 and 5.3 hereof are satisfied.

          2.2 Revolving Credit Note. At the Closing, Borrower shall execute and deliver to Bank the Revolving Credit Note payable to the order of Bank for the full amount of the Revolving Line of Credit Commitment. The Revolving Credit Note shall be in the form of Exhibit A attached hereto and dated as of the Closing Date. The amount of principal owing on the Revolving Credit Note at any given time shall be the aggregate amount of all Revolving Loans made under the Revolving Line of Credit, less all payments of principal theretofore paid by Borrower to Bank on the Revolving Loans.

          2.3 Payment of Interest on Revolving Loans. Subject to the provisions of Section 2.5 below, Borrower shall pay to Bank interest on the unpaid principal amount of the Revolving Loans outstanding at a rate equal to the Adjusted LIBOR Rate. Interest will be calculated on a daily basis (computed on the basis of actual days elapsed over a year of three hundred sixty (360) days). Interest accrued on the Revolving Loans shall be due and payable in arrears on the tenth (10th) day of each Fiscal Quarter after the date hereof, computed through the last day of the prior Fiscal Quarter.

          2.4      [Intentionally deleted.]

          2.5 Default Rate; Post-Petition Interest. Notwithstanding any other provision of this Agreement, upon the occurrence and during the continuance of an Event of Default, the outstanding principal balance of the Revolving Loans, and to the fullest extent permitted by applicable law, all interest accrued on the Revolving Loans, shall bear interest at the Default Rate, and shall be payable on demand. To the fullest extent permitted by applicable law, interest shall continue to accrue on the Revolving Loans after the filing by or against Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

          2.6 Mandatory Repayment of Principal of Revolving Loans. Borrower shall repay the principal of the Revolving Loans:

              (i)     In full, on the Termination Date for Revolving Loans; and

             (ii) In full, upon the occurrence of any Event of Default and acceleration of the Obligations by Bank pursuant to Section 10.1 hereof.

          2.7 Use of Proceeds of Revolving Loans. Borrower shall use the proceeds of all Revolving Loans for working capital and such other legal and proper corporate purposes (duly authorized by Borrower's board of directors) as are permitted hereunder and are consistent with all applicable laws and statutes.

          2.8 Disbursement of Revolving Loans. Borrower hereby irrevocably authorizes Bank to disburse the proceeds of each Revolving Loan under this Agreement (i) in accordance with the terms of any written instructions from Borrower, (ii) in accordance with telephone instructions from any of Borrower's duly authorized officers or other Persons in each case designated from time to time in writing by Borrower, or (iii) by deposit or wire transfer to Borrower's controlled disbursement or depository account with Bank in an amount equal to the sum communicated to Bank as being necessary to cover checks or other items of payment drawn by Borrower upon such account and presented to Bank for payment, but in no event shall Bank be obligated to make Revolving Loans hereunder in amounts necessary to cover any such checks or other items of payment presented to Bank to the extent that Borrower is not otherwise entitled to receive Revolving Loans in such amounts from Bank pursuant to the terms hereof.

          SECTION 3.        LETTER OF CREDIT FACILITY.

          3.1 Issuance of Letters of Credit. Bank hereby establishes, upon the terms and subject to the conditions of this Agreement and in reliance upon the representations and warranties made by Borrower hereunder, a letter of credit facility in favor of Borrower in the amount of the Letter of Credit Facility Commitment and agrees to issue one or more Letters of Credit for the account of Borrower, upon the terms and conditions set forth herein, from time to time on any Business Day during the period from the date hereof through but not including the Termination Date for Letter of Credit Facility, provided that the aggregate face amount of all Letters of Credit outstanding at any time shall not exceed the Letter of Credit Facility Commitment and no Letter of Credit may have an expiration date later than one (1) year from the date of its issuance, but may provide for automatic renewal terms of one (1) year each if not terminated within sixty (60) days of its expiration date. Notwithstanding the foregoing, Bank shall not have any obligation to issue a Letter of Credit requested by Borrower hereunder unless all of the conditions precedent set forth in Sections
5.2 and 5.3 hereof are satisfied.

          3.2 Letter of Credit Fees. In consideration of Bank's issuing Letters of Credit for Borrower's account pursuant to Section 3.1 hereof, Borrower agrees to pay Bank a fee equal to the Applicable Margin for LIBOR Rate Loans effective on the date of issue of such Letter of Credit times the face amount of each Letter of Credit issued from time to time pursuant to this Agreement, plus the other charges customarily charged by Bank generally to its customers for handling, amendments, drawings on and other administration of the Letters of Credit. Issuance fees shall be deemed fully earned upon issuance of each Letter of Credit, shall be due and payable in advance upon the issuance of the Letter of Credit and shall not be subject to rebate or proration upon the termination of this Agreement for any reason; provided, however, such issuance fee shall be subject to proration in the event the Letter of Credit to which such fee applies is terminated or cancelled prior to the expiration date of such Letter of Credit and Bank is released from or has no further liability under such Letter of Credit.

          3.3      Reimbursement Obligation.

                   (a) Borrower hereby unconditionally agrees to reimburse Bank on the day of any drawing under a Letter of Credit for the actual amount paid by Bank on such drawing. Borrower shall also pay interest on each unreimbursed drawing under a Letter of Credit at a rate per annum equal to the Default Rate (computed on the basis of actual days elapsed over a year of three hundred sixty
(360) days). Interest owing under this Section 3.3 shall be due and payable at such time as Borrower reimburses Bank for any drawing under a Letter of Credit and on demand. To the fullest extent permitted by applicable law, interest shall continue to accrue on each unreimbursed drawing under a Letter of Credit after the filing by or against Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

                   (b) Borrower's obligation under this Section 3.3 to reimburse Bank for each drawing under a Letter of Credit shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which Borrower may have or have had against the Beneficiary, Bank or any other Person, including, without limitation, any defense based upon:

                (i) a failure of Borrower to receive all or any part of the consideration with respect to which such drawing under a Letter of Credit was made;

               (ii) any lack of validity or enforceability of a Letter of Credit, the Letter of Credit Application relating thereto or any of the Loan Documents;

              (iii) any amendment or waiver of or any consent to departure from any of the Loan Documents;

               (iv) the existence of any claim, set-off, defense or other right which Borrower may have at any time against the Beneficiary (or any Persons for whom the Beneficiary may be acting), Bank or any other Person, whether in connection with this Agreement, the transactions contemplated herein or in the Loan Documents or any unrelated transaction;

                (v) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect, provided any payment does not constitute gross negligence or willful misconduct on the part of Bank;

               (vi) any non-application or misapplication by the Beneficiary or otherwise of the proceeds of any drawing under a Letter of Credit;

              (vii) payment by Bank under a Letter of Credit against presentation of documentation which does not comply with the terms of such Letter of Credit, provided such payment does not constitute gross negligence or willful misconduct on the part of Bank; or

             (viii) the failure by Bank to honor any drawing under a Letter of Credit, provided such failure does not constitute gross negligence or willful misconduct on the part of Bank.

     3.4 Actions of Beneficiary. Borrower assumes all risks of the acts or omissions of each Beneficiary with respect to its use of a Letter of Credit. Neither Bank nor any of its officers or directors shall be liable or responsible for: (a) the use which may be made of a Letter of Credit or any acts or omissions of the Beneficiary in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; or (c) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, telecopier, telex or otherwise, except that Borrower shall have a claim against Bank, and Bank shall be liable to Borrower, to the extent of any damages suffered by Borrower which Borrower proves were caused by Bank's willful failure, or gross negligence resulting in Bank's failure, to make lawful payment under a Letter of Credit after the presentation to it by a Beneficiary of all documentation required by the terms of a Letter of Credit to accompany a drawing thereunder strictly complying with the terms and conditions of a Letter of Credit.

     3.5 Outstanding Letters of Credit on Termination Date. On the Termination Date for Letter of Credit Facility, if all outstanding Letters of Credit are not terminated or cancelled and Bank released from all liability thereunder, Borrower shall either (a) cause to be issued in favor of Bank as beneficiary a direct pay letter of credit from a commercial bank and in form both reasonably acceptable to Bank providing for direct reimbursement to Bank of all sums paid by Bank on the outstanding Letters of Credit or (b) deposit with Bank funds equal to the undrawn face amount of all Letters of Credit then outstanding to be held by Bank as security for the outstanding Letter of Credit Obligations.

SECTION 4. PROVISIONS APPLICABLE TO BOTH THE REVOLVING LOANS AND THE LETTER OF CREDIT OBLIGATIONS.

     4.1  Payments; Manner and Application of Payments.

      (a) All payments by Borrower on account of principal, interest and fees on the Revolving Loans and the Letter of Credit Obligations shall be made in immediately available funds to Bank at its office in Atlanta, Georgia prior to 1:00 p.m., Atlanta, Georgia time on the date payment is due, or at such other place as is designated in writing by Bank. If any payment of principal, interest or fees falls due on a day which is not a Business Day, then such due date shall be extended to the next succeeding Business Day, and, with respect to principal, interest shall accrue and be payable for such period of extension. Any payments received by Bank later than 1:00 p.m. shall be deemed to have been made on the next day.

       (b) In the event that Borrower does not pay to Bank within fifteen (15) days of its request therefor of any interest, fees, costs or expenses payable by Borrower pursuant to this Agreement or the Revolving Credit Note, or any Letter of Credit Obligations, including, without limitation, the reimbursement obligations set forth in Section 3.3 hereof, Borrower hereby irrevocably authorizes Bank to pay itself the same by drawing such amounts as a Revolving Loan under the Revolving Line of Credit as of the respective due dates of such interest, fees, costs, expenses and Letter of Credit Obligations, but the failure of Bank to so pay itself by drawing a Revolving Loan under the Revolving Line of Credit shall not affect Borrower's obligation to pay such interest, fees, costs, expenses and Letter of Credit Obligations.

       (c) The Bank may, but shall not be obligated to, debit the amount of any payments of interest, fees, costs or expenses payable by Borrower to Bank under this Agreement, when due, from one or more ordinary deposit accounts of the Borrower maintained with the Bank, including, without limitation, Borrower's account number 2073781132196. This authorization shall not affect the obligation of Borrower to pay such sums when due, without notice, if there are insufficient funds in such account to make such payment in full on the due date thereof, or if Bank fails to debit the account.

       (d) Unless Bank is otherwise specifically instructed by Borrower, all payments made by Borrower shall be applied (i) first, to the payment of accrued and unpaid fees and interest on the Obligations, and (ii) second, to the payment of unpaid principal on the Obligations; provided, however, that during the continuance of an Event of Default, Bank shall apply all such payments to the Obligations in any amounts and any priority as Bank in its sole discretion may determine.

 4.2 Maximum Interest Rate. Nothing contained in this Agreement, in the Revolving Credit Note or the other Loan Documents shall be deemed to establish or require the payment of interest to Bank at a rate in excess of the Maximum Rate. In the event that the rate of interest required to be paid under the provisions of this Agreement, the Revolving Credit Note or the other Loan Documents exceeds the Maximum Rate, the rate of interest required to be paid hereunder and under the Revolving Credit Note shall be automatically reduced to the Maximum Rate and any amounts collected in excess of the permissible amount shall be deemed a prepayment of principal on the Revolving Loans and the Letter of Credit Obligations.

 4.3 Increased Costs. If at any time after the date hereof, and from time to time, Bank or any Participant shall determine reasonably and in good faith that the adoption or modification of any applicable federal or state law, rule or regulation regarding Bank's or any Participant's required levels of reserves, insurance or capital (including any allocation of capital requirements or conditions), or similar requirements, or any change therein or any interpretation or administration thereof by any court, governmental authority, central bank or comparable agency charged with the interpretation, administration or compliance of Bank or any Participant with any of such requirements (which are unforeseen by Bank at the present time), has or would have the effect of (i) increasing Bank's or any Participant's net cost relating to the Obligations of Borrower hereunder, (ii) reducing the yield or rate of return of Bank or any Participant on the Obligations of Borrower hereunder to a level below that which Bank or any Participant could have achieved but for the adoption or modification of any such requirements, (iii) imposing any reserve, special deposit or similar requirements relating to any extensions of credit on or other assets of, or any deposits with or other liabilities of, Bank or any Participant (such increases or reductions being collectively referred to herein as "Increased Costs"), Borrower shall, within ten (10) days of any request by Bank or any

Participant, pay to Bank or such Participant such additional amounts as (in Bank's or any Participant's sole judgment, after good faith and reasonable computation) will compensate Bank or such Participant for such increase in net costs or reduction in yield or rate of return of Bank or such Participant. Upon making such request to Borrower for the payment of such additional amounts, Bank and such Participant shall deliver to Borrower a notice setting forth the basis for and calculation of such Increased Costs. No failure by Bank or any Participant to demand payment of any additional amounts payable hereunder shall constitute a waiver of Bank's or any Participant's right to demand payment of any amounts arising at any subsequent time in accordance with the terms hereof. Nothing herein contained shall be construed or so operate as to require Borrower to pay any interest, fees, costs or charges greater than is permitted by applicable law.

 4.4 Revolving Loan Fee. As a condition precedent to the Bank's obligations to make any Revolving Loans, the Borrower shall pay to the Bank at Closing a nonrefundable fee in the amount of $62,500.00, which fee shall be deemed fully earned by the Bank upon Closing.

 4.5 Illegality; Impracticality. If it shall become unlawful for Bank to obtain funds in the London interbank market in order to fund or maintain LIBOR Rate Loans or otherwise to perform its obligations hereunder with respect to any such LIBOR Rate Loan, upon not less than five (5) Business Days notice by Bank to Borrower, the rate of interest on all such LIBOR Rate Loans shall be the Prime Rate minus one percent (1%) per annum. Notwithstanding any other provision of this Agreement to the contrary, if, upon receiving notice of an election by Borrower of a LIBOR Rate Loan or a continuation thereof, (i) deposits in United States dollars are not quoted or available to Bank in the London interbank market, or (ii) by reason of national or international financial, political or economic conditions or by reason of any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect, or the interpretation or administration thereof by any governmental authority, or compliance by Bank with any request or directive of such authority (whether or not having the force of law), including, without limitation, exchange controls, it is impracticable, unlawful or impossible for Bank to make or continue the relevant LIBOR Rate Loan, then Borrower shall not be entitled, so long as such circumstances continue, to request a LIBOR Rate Loan hereunder.

 4.6 Facility Fee. During the term of the Revolving Line of Credit, Borrower shall pay Bank a facility fee at the rate of eighteen one-hundredths of one percent (0.18%) per annum on the daily undisbursed portions of the Revolving Line of Credit Commitment if the Fixed Charge Coverage Ratio is greater than 3.5 to 1.0; at the rate of twenty one-hundredths of one percent (.20%) per annum on the daily undisbursed portion of the Revolving Line of Credit Commitment if the Fixed Charge Coverage Ratio is less than or equal to 3.5 to 1.0 and greater than or equal to 2.5 to 1.0; and at the rate of one-quarter of one percent (.25%) if the Fixed Charge Coverage Ratio is less than 2.5 to one. The facility fees from the date hereof through June 30, 2000 shall be twenty one-hundredths of one percent (.20%). Such facility fee shall accrue from and including the Closing Date through but not including the Termination Date for Revolving Loans, shall be calculated on the basis of a three hundred sixty (360) day year for the actual number of days elapsed, and shall be payable quarterly in arrears on the first Business Day of each calendar quarter commencing on July 1, 2000, or, if earlier, the Termination Date for Revolving Loans. For purposes of this Section 4.6, the Fixed Charge Coverage Ratio shall be determined based on the most recent financial statements delivered by Borrower to the Bank under Section 7.3 hereof.

  4.7 All Obligations to Constitute One Loan. All Obligations of Borrower under this Agreement shall constitute one general obligation of Borrower and shall be secured by all security interests, liens, claims, encumbrances, and rights of offset at any time or times hereafter granted by Borrower to Bank.

   SECTION 5.  CLOSING; CONDITIONS OF LOANS.

 5.1 Closing. The Closing shall take place on the date of the execution of this Agreement by Bank ("Closing Date") at the offices of Smith Helms Mulliss & Moore, L.L.P., Greensboro, North Carolina, or at such other time and place as the parties hereto shall mutually agree.

 5.2 Conditions of Initial Revolving Loan and Issuance of Letter of Credit. Notwithstanding any other provision of this Agreement or any other Loan Document, and without affecting any other rights of Bank under the other sections of this Agreement, Bank shall have no obligation under Sections 2.1 and
3.1 of this Agreement to make the initial Revolving Loan or issue any Letter of Credit or assume obligations under any existing Letter of Credit on the Closing Date unless and until, in addition to each of the conditions set forth in
Section 5.3 hereof, the following conditions have been satisfied in a manner satisfactory to Bank and its counsel:

       (a) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted or proposed before any court, governmental agency or legislative body to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby, or which, in Bank's sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement.

       (b) Governmental Approvals. All necessary approvals, authorizations and consents, if any be required, of all governmental bodies (including courts) having jurisdiction with respect to the transactions contemplated by this Agreement shall have been obtained.

       (c) Loan Documentation. Bank shall have received, on or prior to the Closing Date, the following documents, each duly executed and delivered to Bank, and each in form and substance satisfactory to Bank and its counsel:

       (i)  Revolving Credit Note. The duly executed Revolving Credit Note;

      (ii) Certificate of Secretary of Borrower. Certificate of the Secretary or an Assistant Secretary of Borrower certifying (x) that attached thereto is a true and complete copy of the bylaws of Borrower as in effect on the date of such certification, (y) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of Borrower, authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, and the consummation of the transactions contemplated hereby and thereby, and (z) as to the incumbency and genuineness of the signature of each officer of Borrower executing this Agreement or any of the other Loan Documents;

     (iii) Articles of Incorporation of Borrower. Copies of the Articles of Incorporation of Borrower, and all amendments thereto, certified by the Secretary of State of Virginia;

      (iv) Certificates of Good Standing. Good standing certificates for Borrower issued by the Secretary of State of Virginia, and the appropriate official of each other jurisdiction where the conduct of Borrower's business activities or the ownership of its properties necessitates qualification;

       (v) Certificate as to No Default. A certificate signed by an officer of Borrower, in form and substance satisfactory to

Bank and its counsel, dated as of the Closing Date, certifying that (x) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true, correct and complete as of such date, (y) that Borrower is on such date in compliance with all of the terms and provisions set forth in this Agreement and the other Loan Documents, and (z) on the Closing Date, no Default or Event of Default exists;

      (vi) Disbursement Instructions. Written instructions from Borrower to Bank as to any sums to be paid out of e proceeds of the initial Revolving Loan made pursuant to this Agreement;

     (vii) Opinion of Counsel. A written opinion of counsel to Borrower as to the transactions contemplated by this Agreement and the other Loan Documents to be in form and substance satisfactory to Bank and its counsel; and

    (viii) Guaranty. The duly executed Guaranty;

      (ix) Certificate of Secretary of Guarantor. Certificate of the Secretary or an Assistant Secretary of Guarantor certifying (x) that attached thereto is a true and complete copy of the bylaws of Guarantor as in effect on the date of such certification, (y) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of Guarantor, authorizing the execution, delivery and performance of the Guaranty, and the consummation of the transactions contemplated hereby and thereby, and (z) as to the incumbency and genuineness of the signature of each officer of Guarantor executing the Guaranty;

       (x) Articles of Incorporation of Guarantor. Copies of the Articles of Incorporation of Guarantor, and all amendments thereto, certified by the Secretary of State of Delaware;

      (xi) Certificate of Good Standing. Good standing certificate for Guarantor issued by the Secretary of State of Delaware, and the appropriate official of each other jurisdiction where the conduct of Guarantor's business activities or the ownership of its properties necessitates qualification;

     (xii) Supplemental Documentation. Such other documentation as Bank or its counsel shall reasonably request.

          (d) No Material Adverse Change. Since December 31, 1999, there shall not have occurred any material adverse change in the business, financial condition or results of operations of Borrower, or any event, condition, or state of facts which would be expected materially and adversely to affect the business, financial condition or results of operations of Borrower.



 5.3 Conditions of All Loans and Letters of Credit. Notwithstanding any other provision of this Agreement or any other Loan Document, and without affecting in any manner the rights of Bank under the other sections of this Agreement, Bank shall have no obligation under Sections 2.1 and 3.1 of this Agreement to make any Revolving Loan or issue any Letter of Credit unless and until, in addition to each of the conditions set forth in Section 5.2 hereof, the following conditions have been and continue to be satisfied in a manner satisfactory to
Bank:

    (a) No Material Adverse Change. There shall not have occurred after the Closing Date any material adverse change in the business, financial condition or results of operations of Borrower, or any event, condition or state of facts which would be expected materially and adversely to affect the business, financial condition or results of operations of Borrower.

    (b) Delivery of Documents. Bank shall have received the originals or copies of all documents required to be delivered to Bank pursuant to the terms of this Agreement and all other certificates, reports and information required to be delivered to Bank hereunder.


    (c) Representations and Warranties. The representations and warranties contained in Section 6 of this Agreement and the other Loan Documents are and shall continue to be true and correct (except to the extent that they shall be untrue or incorrect solely as a result of occurrences permitted under this Agreement).

    (d) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing.

    (e) Performance of Agreement. All covenants and agreements on the part of Borrower to be performed hereunder shall have been performed and, unless otherwise expressly agreed, any conditions precedent set forth in Section 5.2 hereof shall have been fulfilled.

    (f) Letter of Credit Application. Bank shall have received a duly executed Letter of Credit Application with respect to any Letter of Credit requested by Borrower.

  5.4 Waiver of Conditions. If Bank makes any Revolving Loan or issues any Letter of Credit hereunder prior to the fulfillment of any of the conditions precedent set forth in Sections 5.2 and 5.3 hereof, the making of such Revolving Loan or the issuance of such Letter of Credit shall constitute only an extension of time for the fulfillment of such condition and not a waiver thereof, and Borrower shall thereafter use its best efforts to fulfill each such condition promptly.

     SECTION 6. REPRESENTATIONS AND WARRANTIES.

     In order to induce Bank to enter into this Agreement and to make Revolving Loans and issue Letters of Credit, Borrower makes the following warranties and representations to Bank:

    6.1 Corporate Organization and Power. Borrower (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia; (b) is qualified to do business and is in good standing in every jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, including, without limitation, the State of North Carolina; (c) has the power to engage in the transactions contemplated hereby; and (d) has the full power, authority and legal right to execute and deliver this Agreement and the other Loan Documents and to perform and observe the terms and provisions thereof. Borrower has no Subsidiaries other than ODIS, Inc. Except as set forth in Schedule 6.1 attached hereto, Borrower has not been known as or used any other corporate, fictitious or trade names.

    6.2 Litigation; Government Regulation. Except as set forth on Schedule 6.2 attached hereto, there are no actions, suits or proceedings pending or, to the knowledge of Borrower, threatened against or affecting Borrower at law or in equity before any court or administrative officer or agency which might result in a material adverse change in the business or financial condition of Borrower or impair Borrower's ability to perform its obligations under the Loan Documents. Borrower is not in violation of or in default under any applicable statute, rule, order, decree, writ, injunction or regulation of any governmental body (including any court) where such violation would have a materially adverse effect upon Borrower's business, property, assets, operations or condition, financial or otherwise.

    6.3 Taxes. Borrower is not delinquent in the payment of any taxes which have been levied or assessed by any governmental authority against it or its assets. Borrower has timely filed all tax returns which are required by law to be filed, and has paid all taxes shown on said returns and all other assessments or fees levied upon Borrower or upon its properties to the extent that such taxes, assessments or fees have become due, except such amounts thereof as are being contested in good faith and for which adequate provision has been made for such payment. To the knowledge of the officers of Borrower, no material controversy in respect of income taxes is pending or threatened.

    6.4 Enforceability of Loan Documents; Compliance With Other Instruments. The Loan Documents are the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms. Borrower is not subject to any corporate restriction or to any order, rule, regulation, writ, injunction or decree of any court or governmental authority or to any statute which materially and adversely affects its business, property, assets or financial condition. Borrower is not a party to any labor dispute, there are no strikes or walkouts relating to any labor contracts and no such contract is scheduled to expire during the term of this Agreement. Borrower is not in default in the payment of any amount owing under, or in the performance of any other material obligation in respect of, any indenture, loan agreement, mortgage, lease, deed or similar agreement related to the borrowing of monies to which Borrower is a party or by which it is bound. Neither the execution, delivery or performance of the Loan Documents, nor compliance therewith: (a) conflicts or will conflict with or results or will result in any breach of, or constitutes or will constitute with the passage of time or the giving of notice or both, a default under, (i) the Articles of Incorporation or Bylaws of Borrower, (ii) any law, order, writ, injunction or decree of any court or governmental authority, or (iii) any agreement or instrument to which Borrower is a party or by which Borrower or its Property is bound or (b) results or will result in the creation or imposition of any lien, charge or encum-brance upon its properties pursuant to any such agreement or instrument.

    6.5 Governmental Authorization. No authorization, consent or approval of any governmental authority is required for the execution, delivery and performance of the Loan Documents or the consummation of the transactions contemplated thereby. Borrower has, and is in good standing with respect to, all governmental approvals, permits, certificates, inspections, consents and franchises necessary to continue to conduct its business as heretofore conducted and to own or lease and operate its properties as now owned or leased by it. None of such approvals, permits, certificates, consents, or franchises contains any term, provision, condition or limitation more burdensome than such as are generally applicable to Persons engaged in the same or similar business as Borrower.

     6.6 Event of Default. No event has occurred and is continuing which constitutes a Default or an Event of Default.

    6.7 Margin Securities. None of the transactions contemplated by this Agreement (including, without limitation thereof, the use of the proceeds of the Revolving Loans) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto. Borrower does not own or intend to carry or purchase directly or indirectly any margin securities. None of the proceeds of the Revolving Loans will be used to purchase or carry (or refinance any borrowing, the proceeds of which were used to purchase or carry) any "margin security" within the meaning of the Securities Exchange Act of 1934, as amended.

    6.8 Full Disclosure. None of the Loan Documents, nor any statements furnished by or on behalf of Borrower to Bank in connection with the Loan Documents, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. To the best of Borrower's knowledge, there is no fact which Borrower has not disclosed to Bank in writing which materially affects adversely or, to the best of Borrower's knowledge, will materially affect adversely the assets, business, profits or conditions (financial or otherwise) of Borrower or the ability of Borrower to perform its obligations under the Loan Documents.

    6.9 Business Locations. Borrower's chief executive office, principal place of business, and other offices, places of business and locations where Borrower keeps its books and records are at the locations set forth on Schedule 6.9 attached hereto and made a part hereof.

    6.10 ERISA. Except as disclosed on Schedule 6.10 attached hereto, Borrower does not have any Plan. Borrower has not received any notice to the effect that it is not in full compliance with any of the requirements of ERISA. No fact or situation that could result in a material adverse change in the financial condition of Borrower, including, without limitation, any Reportable Event or Prohibited Transaction, exists in connection with any Plan. Borrower has no withdrawal liability in connection with a Multiemployer Plan.

    6.11 Financials. The Financials delivered to Bank have been prepared in accordance with Generally Accepted Accounting Principles (subject, in the case of interim Financials, to timing and normal year-end adjustments), contain no misstatement or omission, and fairly present the financial position, assets and liabilities of Borrower as of the respective dates thereof and the results of operations of Borrower for the respective periods then ended. Except for the transactions contemplated by this Agreement, since the date of the last of the Financials, there has been no material adverse change in the assets, liabilities or financial position of Borrower or in the results of Borrower's operations, and Borrower has not incurred any obligation or liability which would materially and adversely affect its financial condition or business operations.

    6.12 Title to Property. Borrower has good, indefeasible and merchantable title to and ownership of or valid leasehold or other interests in its Property, including without limitation, the Property reflected in the Financials.

    6.13 Solvency. Borrower is Solvent.

    6.14 Use of Proceeds. Borrower's use of the proceeds of any Revolving Loans made by Bank to Borrower pursuant to this Agreement are, and continue to be, legal and proper corporate uses (duly authorized by its Board of Directors when necessary) and such uses are consistent with all applicable laws and statutes, as in effect as of the date hereof.

    6.15 Assets for Conduct of Business. Borrower possesses adequate assets, licenses, patents, patent applications, copy-rights, trademarks and trade names to conduct its business as heretofore conducted and all such licenses, patents, patent applications, copyrights, trademarks and trade names are listed on
Schedule 6.15 attached hereto and made a part hereof.

    6.16 Trade Relations. To the best of Borrower's knowledge, there exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, any business relationship of Borrower which would materially and adversely effect such business relationship of Borrower or any customer or any group of customers whose purchases individually or in the aggregate are material to the business of Borrower, or with any material supplier, and there exists no present condition or state of facts or circumstances which would materially adversely affect Borrower or prevent Borrower from conducting such business after the consummation of the transaction contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

    6.17 Compliance With Laws. Borrower has duly complied with, and its business operations and leaseholds are in compliance in all material respects with, the provisions of all federal, state and local laws, rules and regulations applicable to Borrower or the conduct of Borrower's business, including, without limitation, all Environmental Laws, and there have been no citations, notices or orders of non-compliance received by Borrower under any such law, rule or regulation which would have a material and adverse effect on the business of Borrower or the value of its Property.

    6.18 Guaranty. Borrower has no outstanding guaranties of Indebtedness of another Person except as otherwise permitted under Section 8.13 hereof.

    6.19 Environmental Matters. To the best of Borrower's knowledge and except as disclosed on Schedule 6.19A attached hereto, no aboveground or underground storage tanks containing Hazardous Substances are, or have been located on, any Property owned, leased or operated by Borrower. No Property owned, leased or operated by Borrower is, or has been, used for the Disposal of any Hazardous Substance or for the treatment, storage or Disposal of Hazardous Substances. To the best of Borrower's knowledge and except as disclosed in Schedule 6.19B attached hereto, no Release of a Hazardous Substance has occurred, or is threatened on, at, from or near any Property owned, leased or operated by Borrower. Borrower is not subject to any existing, pending or threatened suit, claim, notice of violation, or request for information under any Environmental Law, nor has Borrower provided any notice or information under any Environmental Law which would have a material adverse effect upon the business of Borrower or the value of its Property. Borrower is in compliance in all material respects with, and has obtained all Environmental Permits required by, all Environmental Laws.

    6.20 Withholding Taxes. Borrower is current in respect to the payment of all federal and state withholding taxes, and social security taxes. Borrower currently accrues its payroll tax applications and maintains sufficient available funds to satisfy its payroll tax liability.

    6.21 Labor Contract; Labor Disputes. Borrower is not a party to any collective bargaining contract or agreement with its employees. Except as set forth on Schedule 6.21 hereto, Borrower is not a party to, and there is not pending or threatened, any labor dispute, strike, lockout, grievance, work stoppage or walkout relating to any labor contract to which Borrower is a party. Borrower has complied with the provisions of the Fair Labor Standards Act of 1938, as amended, and neither Borrower nor any of its officers, directors or employees, has committed any unfair labor practice, as defined in the National Labor Relations Act of 1947, as amended.

    6.22 Leases. Schedule 6.22A attached hereto lists, as of the Closing Date, all capitalized leases of Borrower and Schedule 6.22B attached hereto lists, as of the Closing Date, all operating leases of Borrower, including, in each case, the name of the lessor, the description of the leased Property, whether real or personal, and the location of such Property. Borrower enjoys peaceful and undisturbed possession under all of its leases and all such leases are valid and subsisting and in full force and effect.

    6.23 Reaffirmation of Warranties and Representations. Each request for a Revolving Loan or a Letter of Credit by Borrower pursuant to this Agreement shall constitute (a) an automatic warranty and representation by Borrower to Bank that there does not then exist a Default or an Event of Default and (b) all of the representations and warranties of Borrower contained in this Agreement and the other Loan Documents continue to be true and correct.

    6.24 Survival of Warranties and Representations. Borrower covenants, warrants and represents to Bank that all representations and warranties of Borrower contained in this Agreement and the other Loan Documents shall be true at the time of Borrower's execution of this Agreement and the other Loan Documents and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

          SECTION 7. AFFIRMATIVE COVENANTS.

          Until payment in full of all Obligations of Borrower to Bank and termination of the Bank's obligation to make Revolving Loans and issue Letters of Credit hereunder, Borrower covenants and agrees that, unless Bank consents in writing, Borrower will:

    7.1 Repayment of Obligations. Repay the Obligations according to the terms of this Agreement and the other Loan Documents.

    7.2 Performance Under Loan Documents. Perform all Obligations required to be performed by it under the terms of this Agreement and the other Loan Documents and any other agreements now or hereafter existing or entered into between Borrower and Bank.

    7.3 Financial and Business Information as to Borrower. Deliver to Bank with respect to Borrower and each Consolidated Subsidiary:

    (a) As soon as practicable, but no later than sixty (60) days after the close of each Fiscal Quarter, beginning with the current Fiscal Quarter, the 10-Q report and the Quarterly Report to Shareholders for such Fiscal Quarter or, in the absence of such reports, a balance sheet of Borrower and each Consolidated Subsidiary as of the close of each Fiscal Quarter, and a statement of income and cash flow, for that portion of the Fiscal Year to date then ended, prepared in accordance with Generally Accepted Accounting Principles (subject to timing and normal year-end adjustments), applied on a basis consistent with that of the preceding period or containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the Fiscal Quarter, and certified as accurate by the chief financial officer of Borrower;

    (b) As soon as possible, but no later than one hundred twenty (120) days after the close of each Fiscal Year of Borrower, beginning with the current Fiscal Year, a balance sheet of Borrower and each Consolidated Subsidiary as of the close of such Fiscal Year and statements of income, retained earnings and cash flow for the Fiscal Year then ended, prepared in accordance with Generally Accepted Accounting Principles, applied on a basis consistent with the preceding year or containing disclosure of the effect on financial position or results of operation of any change in the application of accounting principles and practices during the Fiscal Year, and accompanied by a report thereon, containing an unqualified opinion, without scope limitations imposed by Borrower, from a firm of independent certified public accountants selected by Borrower and acceptable to Bank;

    (c) Concurrently with the delivery of the financial statements described in sub-section (b) hereof, a certificate from the independent certified public accountants that in making their examination of the financial statements of Borrower and each Consolidated Subsidiary, they obtained no knowledge of the occurrence or existence of any Default or any Event of Default, or a statement specifying the nature and period of existence of any such Default or Event of Default;

    (d) Concurrently with the delivery of the financial statements described in sub-sections (a) and (b) above, a certificate from the chief executive, operating or financial officer of Borrower certifying to Bank that, to the best of his knowledge, Borrower has kept, observed, performed and fulfilled each and every covenant, obligation and agreement binding upon Borrower contained in this Agreement or the other Loan Documents, and that no Default or Event of Default has occurred or specifying any such Default or Event of Default, together with a financial compliance worksheet, in form satisfactory to Bank, reflecting the computation of the financial covenants set forth in Section 9 as of the end of the period covered by such financial statements;

    (e) As soon as possible, but not later than forty-five (45) days after the end of each Fiscal Year, an annual forecast of Borrower and each Consolidated Subsidiary for the succeeding Fiscal Year in reasonable detail, including a quarterly cash flow of Borrower for the succeeding Fiscal Year (each annual forecast shall include a balance sheet and a statement of anticipated sales, expenses and profit and loss before taxes for each Fiscal Quarter), together with such changes and updates in such annual forecast as may be deemed necessary by Borrower because of any material deviation or variance between the actual results and the corresponding projections in such annual budget;

    (f) As soon as possible, but not later than ten (10) days after delivery to Borrower, a copy of any management letter issued by Borrower's independent public accountants with respect to the financial or accounting systems or controls of Borrower or any Consolidated Subsidiary; and

    (g) Upon Bank's written request, such other information about the financial condition and operations of Borrower and any Consolidated Subsidiary as Bank may from time to time reasonably request.

    7.4 Notice of Certain Events. As soon as practicable, but in no event later than five (5) Business Days after the occurrence thereof, give written notice to Bank of: (a) any material litigation or proceeding brought against Borrower or Guarantor, whether or not the claim is considered by Borrower to be covered by insurance; (b) any written notice of a violation received by Borrower from any governmental regulatory body or law enforcement authority which, if such violation were established, might have a materially adverse effect on the business of Borrower; (c) any labor controversy which has resulted in a strike or other work action materially affecting Borrower; (d) any attachment, judgment, lien, levy or order in excess of $500,000 which has been placed on or assessed against Borrower or Guarantor or their respective Properties; (e) any Default or Event of Default; and (f) any other matter which has resulted in a material adverse change in the financial condition or operations of Borrower.

    7.5 Corporate Existence and Maintenance of Properties. Maintain and preserve its corporate existence and all rights, privileges and franchises now enjoyed which are necessary for the conduct of Borrower's business, conduct its business in an orderly, efficient and customary manner, keep its properties in good working order and condition, and from time to time make all needed repairs to, renewals of or replacements of its properties (except to the extent that any of such properties is obsolete or is being replaced) so that the efficiency of such property shall be fully maintained and preserved. Borrower shall file or cause to be filed in a timely manner all reports, applications, estimates and licenses which shall be required by any governmental authority and which, if not timely filed, would have a material adverse effect on Borrower or its Property.

    7.6 Payment of Indebtedness; Performance of Other Obligations. Pay all Indebtedness when due, and all other obligations in accordance with customary trade practices, and comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to Borrower's Property or any part thereof or to the operation of Borrower's business; provided, however, that Borrower may in good faith by appropriate proceedings in good faith and with due diligence contest any such Indebtedness, obligations, acts, rules, regulations, orders and directions that do not materially adversely affect the value of its Property, and if requested by Bank, shall establish reserves reasonably satisfactory to Bank. Borrower shall also observe and remain in compliance with all laws, ordinances, governmental rules and regulations to which it is subject and obtain and maintain all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or the conduct of its business, and all covenants and conditions of all agreements and instruments to which Borrower is a party which failure to comply or failure to maintain would materially and adversely affect the business, prospects, profits or condition (financial or otherwise) of Borrower.

    7.7 Maintenance of Insurance. Maintain and pay for insurance upon all Property covering such risks (but not including environmental coverage) and in such amounts and with such insurance companies as shall be reasonably satisfactory to Bank. Borrower shall also maintain, with financially sound and reputable insurers, insurance with respect to its properties and business against such casualties and contingencies of such types (including, but not limited to, liability and cargo insurance) and in such amounts as is customary in the case of a Person in the same or similar business. Bank acknowledges that on the Closing Date Borrower is self-insured.

    7.8 Maintenance of Books and Records; Inspection. Maintain adequate books, accounts and records, and prepare all financial statements required under this Agreement in accordance with Generally Accepted Accounting Principles and in compliance with the regulations of any governmental regulatory body having jurisdiction over it; and, upon the occurrence of a Default or an Event of Default, permit employees or agents of Bank at any reasonable time to inspect Borrower's properties, and to examine or audit Borrower's books, accounts and records and make copies and memoranda of them. Upon the occurrence of a Default or an Event of Default, Borrower shall permit any representative of Bank during normal business hours to visit and inspect any of the properties of Borrower, to examine, make extracts and inspect all books of accounts, records, reports and other papers, to make copies and extracts therefrom, and to discuss the affairs, finances, accounts and related issues of Borrower with its officers, employees and independent public accountants (and by this provision Borrower authorizes said accountants to discuss the finances and affairs of Borrower), all at such reasonable times and as often as may be reasonably requested.

    7.9 Compliance with ERISA. At all times make prompt payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to any employee benefit plan; promptly upon request, furnish to Bank copies of any annual report required to be filed under ERISA in connection with each employee benefit plan; not withdraw from participation in, permit the termination or partial termination of, or permit the occurrence of any other event with respect to any employee benefit plan that could result in liability to the Pension Benefit Guaranty Corporation; notify Bank as soon as practicable of any Reportable Event and of any additional act or condition arising in connection with any employee benefit plan which Borrower believes might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States district court of a trustee to administer such plan; and furnish to Bank upon Bank's request, such additional information about any employee benefit plan as may be reasonably requested.

    7.10 Depository Accounts and Cash Management Services. Maintain at all times after the Closing Date its principal depository banking accounts and its cash management services at Bank.

    7.11 Payment of Taxes. Pay and discharge all taxes, assessments and other governmental charges or levies imposed upon Borrower or upon its income or profits, or upon any Property belonging to Borrower, prior to the date on which penalties attached thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any Property; provided, however, that Borrower may in good faith by appropriate proceedings and with due diligence contest any such tax, assessment, charge, levy or claim, if Borrower establishes any funded reserves reasonably requested by Bank.

    7.12 Compliance with Laws. Comply in all material respects with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of Borrower's business and the ownership of its Property.

    7.13 Compliance with Environmental Laws. Comply in all material respects with all Environmental Laws and not suffer, cause or permit the Disposal or Release of Hazardous Substances at any Property owned, leased or operated by Borrower in violation of any Environmental Law; provided, however, in the event of such a Disposal or Release, Borrower shall be deemed to be in compliance with the foregoing if, within the time required by applicable Environmental Laws, Borrower shall take all necessary remedial action to contain, remove, clean up and remediate such Disposal or Release, and mitigate all threats to the Environment resulting therefrom, in compliance with all applicable Environmental Laws. Borrower shall promptly notify Bank in the event of the Disposal of Hazardous Substance at any Property owned, leased or operated by Borrower in violation of any Environmental Law, or in the event of any Release or threatened Release of a Hazardous Substance from any such Property in violation of any Environmental Law, except for a Release which could be fully remediated in accordance with applicable Environmental Laws for less than $100,000 in the aggregate. Borrower shall promptly deliver to Bank copies of any documents received from the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning Borrower's operations or Property and of any document submitted by Borrower to the United States Environmental Protection Agency or any state, county or municipal, environmental or health agency concerning Borrower's operations or Property.

      SECTION 8. NEGATIVE COVENANTS.

   Until payment in full of all Obligations of Borrower to Bank and termination of the Bank's obligations to make Revolving Loans and issue Letters of Credit hereunder, Borrower covenants and agrees that, unless Bank consents in writing, Borrower will not, and will cause each Consolidated Subsidiary to not:

    8.1 Merger and Dissolution. Liquidate or dissolve, or enter into any consolidation, merger, syndicate or other combination or sell, lease or dispose of, in a single transaction or a series of related transactions, its business or assets as a whole or such part as in the opinion of Bank constitutes a substantial portion of its business or assets.

    8.2 Acquisitions. Acquire the business or all or a substantial portion of the assets of any Person, whether by purchase of stock, assets or otherwise; provided, however, Borrower may make such acquisitions provided the aggregate payments (including cash and non-cash) therefor do not exceed $25,000,000 in the aggregate.

    8.3 Funded Debt. Create, incur or suffer to exist any Funded Debt except for: (a) the Obligations owed to Bank under this Agreement and the other Loan Documents; (b) Funded Debt set forth on Schedule 8.3 attached hereto, and all refinancings and renewals of the letters of credit and surety bonds set forth thereon (which such renewals and refinancings may be in either surety bond or letter of credit forms, regardless of whether the original obligation was in letter of credit or surety bond form), so long as the aggregate amount of such renewals and refinancings does not exceed $13,184,500; (c) Permitted Purchase Money Indebtedness; (d) Indebtedness not to exceed $46,000,000 in the aggregate principal amount evidenced by senior unsecured notes issued by Borrower pursuant to the terms and provisions of those certain Note Purchase Agreements, dated as of June 15, 1996, and February 25, 1998, respectively, between Borrower and the purchasers named therein, as amended, modified or supplemented from time to time ("Note Purchase Agreements"), and all other Indebtedness outstanding under the Note Purchase Agreements subject to the limitations with respect to the principal amount thereof set forth in this clause (d); and (e) Funded Debt (in addition to Funded Debt permitted in subsections 8(a) through 8(d)) not to exceed $7,000,000 in the aggregate comprised of unsecured reimbursement obligations incurred in connection with letters of credit or surety bonds issued for the account of the Borrower by an issuer other than the Bank.

    8.4 Liens and Encumbrances. Create, assume or suffer to exist any deed of trust, mortgage, encumbrance or other lien (including a lien of attachment, judgment or execution) or security interest (including the interest of a conditional seller of goods), securing a charge or obligation, on or of any of its Property, real or personal, whether now owned or hereafter acquired, except for: (a) the liens set forth on
Schedule 8.4 attached hereto; and (b) Purchase Money Liens securing Permitted Purchase Money Indebtedness which are not incurred in violation of Section 8.3 of this Agreement.

    8.5 Disposition of Property. Sell, lease, transfer, convey or otherwise dispose of any of its Property except for sales or dispositions of its Property in the ordinary course of business.

    8.6 Transactions With Related Persons. Except as set forth on Schedule 8.6 attached hereto, directly or indirectly, make any loan or advance, purchase, assume or guarantee any note to or from any of its officers, directors, stockholders or Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or Affiliates, except for travel or other reasonable expense advances to employees in the ordinary course of business which do not total more than $100,000 in the aggregate outstanding at any one time; or subcontract any operations to any Affiliate; or enter into, or be a party to, any transaction with any Affiliate or officer, director or stockholder of Borrower, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms which are fully disclosed to Bank and are no less favorable to Borrower than would obtain in a comparable arm's length transaction with a Person not an Affiliate or stockholder of Borrower.

    8.7 Restricted Investments. Make any Restricted Investment except for (a) travel or other reasonable expense advances to employees permitted by Section
8.6 hereof; (b) prepaid expenses incurred in the ordinary course of business; and (c) accounts created in the ordinary course of business.

    8.8 Restrictions on Dividends. Declare or pay any dividends (other than dividends payable solely in its own Stock) upon any of its Stock, or purchase, redeem or otherwise acquire, directly or indirectly, any shares of its Stock, or make any distribution of cash, property or assets among the holders of shares of its Stock, or make any material change in its capital structure; provided, however, that for any Fiscal Year Borrower may pay dividends if and only if:

       (a) No Default or Event of Default shall then exist;

       (b) After giving effect to such dividend, no Default or Event of Default shall exist; and

       (c) Such dividend has been duly authorized by all necessary corporate action and is permitted by applicable law.

    8.9 Fiscal Year. Change its Fiscal Year.

    8.10 Sale and Leasebacks. Enter into any arrangement with any Person providing for the leasing by Borrower of any asset which has been sold or transferred by Borrower to such Person if such arrangement occurs more than one hundred eighty (180) days after the initial purchase of such asset by Borrower.

    8.11 New Business. Engage in any business other than the business in which it is currently engaged or a business reasonably related thereto or make any material change in any of its business objectives, purposes and operations which might in any way adversely affect the repayment of the Obligations.

    8.12 Subsidiaries or Partnerships. At any time after the date hereof, become a partner or joint venturer in any partnership or joint venture or create or acquire any Subsidiary or transfer any assets to a Subsidiary. For purposes of this Section 8.12, cartage agency and inter-line arrangements which in each case do not constitute Investments by Borrower and do not result in Borrower's incurrence of direct or contingent liabilities other than in the ordinary course of business shall not constitute partnerships or joint ventures.

    8.13 Guaranty. Guarantee or otherwise, in any way, become liable with respect to the obligations or liabilities of any Person except: (a) its Affiliate's obligations to Bank; (b) by endorsement of instruments or items of payment for deposit to the general account of Borrower or for delivery to Bank on account of the Obligations; (c) those guaranties set forth on Schedule 8.13 attached hereto; and (d) guaranties supporting third-party loans to employees of the Borrower in the ordinary course of business, not to exceed $100,000 in the aggregate.

    8.14 Transactions Affecting Repayment of Indebtedness. Enter into any transaction which materially and adversely affects Borrower's Property or Borrower's ability to repay any Indebtedness.

    8.15 Tangible Net Worth. Permit Tangible Net Worth of Borrower and each Consolidated Subsidiary to be less than (a) $95,000,000 on June 30, 2000, and
(b) at each Fiscal Quarter end thereafter, $95,000,000 plus the sum of fifty percent (50%) of cumulative positive Net Income for each of the Fiscal Quarters ending after June 30, 2000.

    8.16 Funded Debt to Total Capitalization. Permit the percentage of (a) Funded Debt of Borrower and each Consolidated Subsidiary, less the dollar amount of undrawn letters of credit and surety bonds of Borrower ("Undrawn Obligations") to (b) Total Capitalization of Borrower and each Consolidated Subsidiary, less Undrawn Obligations, to be greater than 55% at any time, tested at each Fiscal Quarter end hereafter.

    8.17 Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio to be less than 1.75 to 1.0 at any time.

          SECTION 9. EVENTS OF DEFAULT.

    9.1 Event of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default":

    (a) Borrower fails to pay any portion of the obligations when due and payable;

    (b) Borrower fails or neglects to observe, perform or comply with any term, provision, condition or covenant contained in Sections 7.3, 7.4 or Section 8 of this Agreement;

    (c) Borrower fails or neglects to observe, perform or comply with any term, provision, condition, covenant, warranty or representation contained in this Agreement or the other Loan Documents or in any other agreement now existing or hereafter executed evidencing, securing or relating in any way to the Obligations of Borrower, which is required to be observed, performed or complied with by Borrower, other than those enumerated in Section 9.1(b) above, and the same is not cured within the earlier of twenty (20) days after (i) the earlier to occur of (y) the date upon which Borrower has actual knowledge thereof, or
(z) the date upon which Borrower should have obtained actual knowledge thereof assuming Borrower exercises due care and reasonable diligence under the circumstances; or (ii) Bank's giving Borrower written notice thereof;

    (d) If any representation or warranty made in writing by or on behalf of Borrower in this Agreement or in the other Loan Documents or in any other agreement now existing or hereafter executed between Borrower and Bank, or in connection with the transactions contemplated hereby or thereby, shall prove to have been false or incorrect in any material respect at the time as of which such representation or warranty was made;

    (e) The occurrence of any default or event of default on the part of Borrower (including specifically, but without limitation, due to non-payment) under the terms of any agreement, document or instrument pursuant to which Borrower has incurred any Funded Debt in excess of $100,000 (other than the Obligations), which default is not cured within the time, if any, permitted therefor in the agreement governing such Funded Debt;

    (f) The filing by Borrower of any voluntary petition seeking liquidation, reorganization, arrangement, readjustment of its debts or for any other relief under the Bankruptcy Code or under any other act or law pertaining to insolvency or debtor relief, whether state, federal or foreign, now or hereafter existing, or the appointment of a receiver, custodian or trustee of Borrower or for all or a substantial part of Borrower's Property;

    (g) The filing against Borrower of any involuntary petition seeking liquidation, reorganization, arrangement, readjustment of its debts or for any other relief under the Bankruptcy Code or under any other act or law pertaining to insolvency or debtor relief, whether state, federal or foreign, now or hereafter existing, and such petition is not dismissed within sixty (60) days after the filing thereof or, if within such sixty (60) day period an order for relief under the Bankruptcy Code or any other applicable act or law shall be entered, then immediately upon entry of such order;

    (h) Borrower ceases to be Solvent, or Borrower ceases to conduct its business substantially as now conducted or is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs;

    (i) A notice of lien, levy or assessment is filed of record to all or any of Borrower's assets by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including, without limitation, the Pension Benefit Guaranty Corporation, or if any taxes or debts owing at any time or times hereafter to any one of them becomes a lien or encumbrance upon Borrower's Property and the same is not dismissed, released, bonded or discharged within thirty (30) days after the same becomes a lien or encumbrance or, in the case of ad valorem taxes, prior to the last day when payment may be made without penalty;

    (j) The entry of a judgment or the issuance of a warrant of attachment, execution or similar process against Borrower or any of its Property in excess of $500,000, which shall not be dismissed, released, discharged or bonded within thirty (30) days from entry of judgment or the issuance of the warrant of attachment, execution or similar process against Borrower or any of its Property;

    (k) If a custodian, trustee, receiver or assignee for the benefit of creditors is appointed or takes possession of Borrower's Property; or

    (l) The occurrence of any of the following events: (i) the happening of a Reportable Event with respect to any profit sharing or pension plan of Borrower governed by ERISA; (ii) the appointment of a trustee by an appropriate United States District Court to administer any such plan; (iii) the institution of any proceedings by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee to administer any such plan; (iv) the failure of Borrower to furnish to Bank a copy of each report which is filed by Borrower with respect to each such plan promptly after the filing thereof with the Secretary of Labor or the Pension Benefit Guaranty Corporation; or (v) the failure of Borrower to notify Bank promptly upon receipt by Borrower of any notice of the institution of any proceeding or any other actions which may result in the termination of any such plan; or

    (m) Guarantor fails or neglects to observe, perform or comply with any term, provision, condition, covenant, warranty or representation contained in the Guaranty.

          SECTION 10. RIGHTS AND REMEDIES AFTER EVENT OF DEFAULT.

    10.1 Rights and Remedies. Upon the occurrence of any Event of Default, Bank shall have, in addition to all other rights and remedies which Bank may have under this Agreement, the other Loan Documents, and applicable law, the following rights and remedies, all of which may be exercised with or without further notice to Borrower:

    (a) The right to terminate the commitment of Bank to make Revolving Loans or issue Letters of Credit hereunder, and, upon the occurrence of an Event of Default specified in Section 9.1(f), (g) or (h), the obligation of Bank to make Revolving Loans or issue Letters of Credit hereunder shall automatically be deemed terminated;

    (b) The right to declare all or any part of the Obligations immediately due and payable, whereupon such Obligations shall become immediately due and payable, without presentment, demand, notice or legal process of any kind, all of which are hereby expressly waived by Borrower; and upon the occurrence of an

Event of Default specified in Section 9.1(f), (g) or (h), all of the Obligations shall automatically become due and payable;

    (c) The right to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held in other than a fiduciary or payroll account and any other indebtedness at any time owing by Bank to or for the credit or account of Borrower against any and all of the Obligations;

    (d) Bank may cause the Beneficiary of each Letter of Credit outstanding to draw upon such Letter of Credit for the undrawn amount thereof; and

    (e) The right to exercise any remedy available to Bank at law or in equity.

    10.2 Rights and Remedies With Respect to Letters of Credit. Upon the occurrence of an Event of Default, Bank may, at its option, demand that Borrower deposit with Bank funds equal to the undrawn face amount of all Letters of Credit then outstanding. If Borrower fails to make such deposit within three (3) Business Days after written demand therefor, Bank may, at its option, advance such amount as a Revolving Loan hereunder, whether or not with the making of such Revolving Loan the Revolving Line of Credit Commitment would be exceeded, which shall be payable at the applicable interest rate set forth in Section 2.3 hereof. Any such funds deposited by Borrower or advanced by Bank as a Revolving Loan shall be held by Bank in a interest bearing cash collateral account as security for all of the Letter of Credit Obligations and to provide a fund from which Bank shall make future payments upon drawings under the outstanding Letters of Credit. At such time as all Letters of Credit have expired or have been cancelled or terminated, any amount remaining in the cash collateral account shall be applied against any outstanding Obligations owed by Borrower to Bank, or if all Obligations have then been indefeasibly paid in full, returned to Borrower. The provisions of this Section 10.2 shall survive the termination of this Agreement.

    10.3 Rights and Remedies Cumulative; Non-Waiver; Etc. The enumeration of Bank's rights and remedies set forth in this Agreement is not intended to be exhaustive and the exercise by Bank of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder, under the Loan Documents or under any other agreement between Borrower or Bank or which may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of Bank in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Default or Event of Default. No course of dealing between Borrower and Bank or its agents or employees shall be effective to change, modify or discharge any provision of this Agreement or to constitute a waiver of any Default or Event of Default.

          SECTION 11. PAYMENT OF EXPENSES.

  Whether or not the transactions contemplated by this Agreement shall be consummated, Borrower will:

    11.1 Fees and Expenses. Pay or reimburse Bank and any Participant upon demand for all expenses (including, without limitation, reasonable attorneys' and paralegals' expenses) incurred or paid by Bank in connection with: (a) the preparation, negotiation, execution, delivery, interpretation or enforcement of this Agreement or the other Loan Documents, or any modification of or amendment to this Agreement or the other Loan Documents if either requested by Borrower or if an Event of Default has occurred or any sale or sales of any interest in the extension of the credit facility to Borrower hereunder to one or more Participants; (b) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Bank, Borrower or any other Person) in any way relating to this Agreement or the other Loan Documents, or Borrower's affairs; (c) any attempt to collect the Obligations or to enforce any rights of Bank against Borrower or any other Person which may be obligated to Bank by virtue of this Agreement or the other Loan Documents; and (d) any refinancing or restructuring of the credit arrangement provided under this Agreement in the nature of a "work-out" or in any insolvency or bankruptcy proceeding.

          SECTION 12. MISCELLANEOUS.

    12.1 Survival of Agreements. All agreements, representations and warranties contained herein or made in writing by or on behalf of Borrower in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the other Loan Documents. No termination or cancellation (regardless of cause or procedure) of this Agreement shall in any way affect or impair the powers, obligations, duties, rights and liabilities of the parties hereto in any way with respect to (a) any transaction or event occurring prior to such termination or cancellation, or (b) any of Borrower's undertakings, agreements, covenants, warranties and representations contained in this Agreement and the other Loan Documents and all such undertakings, agreements, covenants, warranties and representations shall survive such termination or cancellation. Borrower further agrees that to the extent Borrower makes a payment or payments to Bank, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or similar state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received by Bank.

    12.2 Governing Law. This Agreement shall be interpreted, and the rights and liabilities of the parties hereto determined, in accordance with the internal laws (as opposed to conflicts of law provisions) of the State of North Carolina.

    12.3 Notices. All notices and other communications hereunder shall be made by telegram, telex, electronic transmitter or overnight air courier or certified or registered mail, return receipt requested, and shall be deemed to be received by the other party one (1) day after sending, if sent by telegram, telex, electronic transmitter or overnight air courier, and three (3) days after mailing, if sent by certified or registered mail. All notices shall be addressed to the party to be notified as follows:

    (a)  If to Borrower:      Old Dominion Freight Line, Inc.
                              1730 Westchester Drive
                              High Point, North Carolina 27261
                              Attn: J. Wes Frye, Senior Vice
                                    President-Finance and Chief
                                    Financial Officer
                                    Facsimile No. 336-802-5289

         With a copy to:      Old Dominion Freight Line, Inc.
                              1730 Westchester Drive
                              High Point, North Carolina 27261
                              Attn: Joel B. McCarty, Esq.,
                                    Senior Vice President-
                                    General Counsel and
                                    Secretary
                                    Facsimile No. 336-802-5289

    (b)      If to Bank:      First Union National Bank
                              300 North Greene Street, 5th Floor
                              Greensboro, North Carolina 27401
                                                (for street address)
                              Post Office Box 21965
                              Greensboro, North Carolina 27420
                                                (for post office box)
                              Attn:  Richard J. Rizzo, Jr.
                              Facsimile No. 336-378-4099

            With a copy to:   Smith Helms Mulliss & Moore, L.L.P
                              300 North Greene Street
                              Greensboro, North Carolina 27401
                                                (for street address)
                              Post Office Box 21927
                              Greensboro, North Carolina  27420
                                                (for post office box)
                              Attn:  W. Alexander Audilet, Esq.
                              Facsimile: 336-379-9558

or to such other address as each party may designate for itself by like notice given in accordance with this Section 12.3.

    12.4 Indemnification of Bank and Participants. From and at all times after the date of this Agreement, and in addition to all of Bank's other rights and remedies against Borrower, Borrower agrees to indemnify Bank and each Participant and hold Bank and each Participant harmless from and against any and all claims, losses, damages, liabilities, suits, actions, proceedings, costs and expenses of any kind or nature whatsoever (including without limitation, attorney's fees, costs and expenses) incurred or suffered by or asserted against Bank or any Participant, whether direct, indirect or consequential, as a result of or arising from or in any way relating to (a) Borrower's failure to observe, perform or discharge its duties hereunder; (b) any suit, action or proceeding (including any inquiry or investigation) by any Person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any statute or regulation, including without limitation, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution or performance of this Agreement or the other Loan Documents or any transactions contemplated herein or therein, whether or not Bank or any Participant is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; or (c) any claim, demand, action or suit which may arise against Bank by reason of any action taken pursuant to this Agreement, any Letter of Credit or any of the Loan

Documents; provided, however, the foregoing indemnification shall not apply to any liability resulting from the gross negligence or willful misconduct of Bank or any Participant (as finally determined by a court of competent jurisdiction). Without limiting the generality of the foregoing, this indemnity shall extend to any claims asserted against Bank or any Participant by any Person under any Environmental Laws. All of the foregoing losses, liabilities, damages, costs and expenses of Bank and each Participant shall be payable by Borrower upon demand by Bank and shall be additional Obligations hereunder. Notwithstanding any contrary provision of this Agreement, the obligation of Borrower under this
Section 12.4 shall survive the payment in full of the obligations and the termination of this Agreement.

    12.5 Waivers by Borrower. Except as otherwise provided for in this Agreement, Borrower waives presentment, demand and protest and notice of presentment, protest, default, non-payment, maturity and all other notices.

    12.6 Assignment. Borrower may not sell, assign or transfer this Agreement, or the other Loan Documents or any portion thereof, including without limitation, Borrower's rights, title, interests, remedies, powers, and duties hereunder or thereunder. Borrower hereby consents to Bank's participation, sale, assignment, transfer or other disposition at any time or times hereafter of this Agreement or the other Loan Documents, or of any portion hereof or thereof, including without limitation, Bank's rights, title, interests, remedies, powers and duties hereunder or thereunder.

    12.7 Participants. If a Participant shall at any time participate with Bank in making loans hereunder or under any other agreement between Bank and Borrower, Borrower hereby grants to such Participant (in addition to any other rights which such Participant shall have) and such Participant shall have and hereby is granted a continuing lien and security interest in any money, securities or other Property of Borrower in the custody or possession of Participant, including the right to set-off, to the extent of Participant's participating interests in the Loans, as such Participant would have if it were a direct lender to Borrower.

    12.8 Amendment. This Agreement and the other Loan Documents cannot be amended, changed, discharged or terminated orally, but only by an instrument in writing signed by Bank and Borrower.

    12.9 Severability. To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

    12.10 Entire Agreement. This Agreement and the other documents, certificates and instruments referred to herein constitute the entire agreement between the parties and supersede and rescind any prior agreements relating to the subject matter hereof.

    12.11 Binding Effect. All of the terms of this Agreement and the other Loan Documents, as the same may from time to time be amended, shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of Borrower and Bank. This provision, however, shall not be deemed to modify Section 12.6.

    12.12 Captions. The captions to the various Sections and subsections of this Agreement have been inserted for convenience only and shall not limit or affect any of the terms hereof.

    12.13 Conflict of Terms. The provisions of the other Loan Documents are incorporated in this Agreement by this reference thereto. Except as otherwise provided in this Agreement and except as otherwise provided in the other Loan Documents, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision of the other Loan Documents, the provision contained in this Agreement shall control.

    12.14 Injunctive Relief. Borrower recognizes that in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to Bank. Borrower therefore agrees that Bank, if Bank so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

    12.15 Construction of Agreement. Whenever the term "reasonable attorneys' fees" is used in this Agreement or the other Loan Documents, such term shall refer to the fees of counsel based upon usual and customary hourly rates and not upon any fixed percentage of the Obligations.

    12.16 Time of Essence. Time is of the essence of this Agreement and the other Loan Documents.

    12.17 Waiver of Jury Trial. BORROWER AND BANK AGREE THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY SUIT, ACTION OR PROCEEDING, WHETHER CLAIM OR COUNTERCLAIM, BROUGHT BY BANK OR

BORROWER, ON OR WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE DEALINGS OF THE PARTIES WITH RESPECT HERETO OR THERETO, SHALL BE TRIED ONLY BY A COURT AND NOT BY A JURY. BANK AND BORROWER EACH HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND INTELLIGENTLY, AND WITH THE ADVICE OF THEIR RESPECTIVE COUNSEL, WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING. FURTHER, EACH BORROWER WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY SPECIAL, EXEMPLARY, PUNITIVE, CONSEQUENTIAL OR OTHER DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. BORROWER ACKNOWLEDGES AND AGREES THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND THAT BANK WOULD NOT EXTEND CREDIT TO BORROWER IF THE WAIVERS SET FORTH IN THIS SECTION WERE NOT A PART OF THIS AGREEMENT.

    12.18 Arbitration. Upon demand of Borrower or Bank, whether made before or after institution of any judicial proceeding, any claim or controversy arising out of or relating to the Loan Documents (a "Dispute") shall be resolved by binding arbitration conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA") and the Federal Arbitration Act. Disputes may include, without limitation, tort claims, counterclaims, a dispute as to whether a matter is subject to arbitration, claims brought as class actions, or claims arising from documents executed in the future. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to swap agreements. All arbitration hearings shall be conducted in the city named in the address of Bank in the "Notices" Section above. A hearing shall begin within 90 days of demand for arbitration and all hearings shall conclude within 120 days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of 60 days. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000.00. Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The parties do not waive applicable Federal or state substantive law except as provided herein. Notwithstanding the preceding binding arbitration provisions, Borrower and Bank agree to preserve, without diminution, certain remedies that any party may exercise before or after an arbitration proceeding is brought. The parties shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale or under applicable law by judicial foreclosure including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment. Any claim or controversy with regard to any party's entitlement to such remedies is a Dispute.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their corporate names by their duly authorized corporate officers as of the date first above written.

                           OLD DOMINION FREIGHT LINE, INC.


                         By:           J. WES FRYE
                              -------------------------------
                      Title:  Senior Vice President - Finance
                              -------------------------------

                           FIRST UNION NATIONAL BANK


                         By:      RICHARD J. RIZZO, JR.
                              -------------------------------
                      Title:  Senior Vice President, Director
                              -------------------------------

                         LIST OF EXHIBITS AND SCHEDULES


Exhibit                    Description of Exhibit             Section
-------                    ----------------------             -------

  A                        Revolving Credit Note                2.2

Schedule                   Description of Schedule            Section
--------                   -----------------------            -------

 1.1A                      Letters of Credit                    1.1

 1.1B                      Investment Policy                    1.1

 6.1                       Other Corporate, Fictitious
                           or Trade Names                       6.1

 6.2                       Litigation                           6.2

 6.9                       Places of Business and
                           Principal Place of Business          6.9

 6.10                      Plans                                6.10

 6.15                      Patents, Trademarks and
                           Licenses                             6.15

 6.19A                     Environmental Matters (USTs)         6.19

 6.19B                     Environmental matters
                           (Releases)                           6.19

 6.21                      Labor Matters                        6.21

 6.22A                     Capitalized Leases                   6.22

 6.22B                     Operating Leases                     6.22

 8.3                       Funded Debt                          8.3

 8.4                       Permitted Liens                      8.4

 8.6                       Related Party Transactions           8.6

 8.13                      Permitted Guaranties                 8.13

                                  EXHIBIT A TO
                                CREDIT AGREEMENT

                              REVOLVING CREDIT NOTE

         $50,000,000                                 Greensboro, North Carolina
                                                     May 31, 2000

         FOR VALUE RECEIVED, the undersigned OLD DOMINION FREIGHT LINE, INC., a Virginia corporation ("Borrower"), promises to pay to FIRST UNION NATIONAL BANK, a national banking association ("Bank"), or order, at the principal office of the Bank in Greensboro, North Carolina, or at such other place as the Bank may from time to time designate in writing, the principal sum of Fifty Million Dollars ($50,000,000), or, if less, the unpaid balance of all Revolving Loans made by the Bank to the Borrower under the Revolving Line of Credit extended by the Bank to the Borrower pursuant to the Credit Agreement (as defined below), together with interest on the unpaid principal amount of this Note at the rates provided in the Credit Agreement.

         This Note is the Revolving Credit Note issued to evidence Revolving Loans made by the Bank to the Borrower under the Revolving Line of Credit pursuant to Section 2.1 of the Credit Agreement, dated of even date herewith, between the Borrower and the Bank, as the same may from time to time be amended or supplemented ("Credit Agreement"), and is entitled to the benefits of and the remedies provided in, the Credit Agreement. All of the terms, conditions and covenants of the Credit Agreement are expressly made a part of this Note, by reference in the same manner and with the same effect as if set forth herein. Reference is made to the Credit Agreement for provisions for the maturity, payment, prepayment and acceleration of this Note. All capitalized terms used in this Note without definition shall have the meanings ascribed to such terms in the Credit Agreement.

         The Borrower, for itself and its successors and assigns, expressly waives presentment for payment, demand, protest and notice of demand, notice of dishonor and notice of nonpayment and all other notices.

         This Note shall be governed by, construed and enforced in accordance with the internal laws, and not the laws of conflicts, of the State of North Carolina.

         In the event that this Note shall at any time after maturity be collected by or through an attorney-at-law, the Borrower agrees to pay, in addition to the entire unpaid principal balance and interest due hereunder, all collection costs, including reasonable attorneys' fees, incurred by the Bank in collecting the indebtedness due hereunder, computed on the basis of usual and customary rates and not on the basis of a fixed percentage of the indebtedness due hereunder.

         IN WITNESS WHEREOF, the Borrower has caused this Note to be executed by its duly authorized corporate officers and its corporate seal to be hereunto affixed on the day and year first above written.

                                                 OLD DOMINION FREIGHT LINE, INC.


                                           By:         J. WES FRYE
                                                 -------------------------------
                                          Title: Senior Vice President - Finance
                                                 -------------------------------

                                  Schedule 1.1A
                                  -------------

                                Letters of Credit


Schedule of outstanding letters of credit attached.

                                  Schedule 1.1B
                                  -------------

                                Investment Policy


See Investment Policy attached.

                                  Schedule 6.1
                                  ------------

                   Other Corporate, Fictitious or Trade Names


Subsidiary:  ODIS, Inc., a Delaware corporation

                                  Schedule 6.2
                                  ------------

                                   Litigation


None.

                                 Schedule 6.9
                                 ------------

                             Places of Business and
                           Principal Place of Business



Corporate Headquarters:

         1730 Westchester Drive
         High Point, North Carolina


Corporate Annex:

         1301 Lincoln Drive
         High Point, North Carolina  27260


See Schedule of Other Locations attached.

                                  Schedule 6.10
                                  -------------

                                      Plans


1)       Old Dominion 401K Retirement Plan

2)       Old Dominion - Section 125 Plan

3)       Old Dominion - Voluntary Employee Benefits Association
                        (VEBA) Trust

4)       Nonqualified Deferred Compensation Plan of Old Dominion
         Freight Line, Inc.

                                  Schedule 6.15
                                  -------------

                        Patents, Trademarks and Licenses


Registration Number                 Description               Registration Date
-------------------                 -----------               -----------------

     1,038,955                      Service Mark                 May 4, 1976




   Pending Applications                                  Application Number
   --------------------                                  ------------------

Old Dominion Speed Service                                    75/754,145

Transline                                                     75/553,637


     Other
     -----

"ODIE" Character -
unfiled copyright

                                 Schedule 6.19A
                                 --------------

                          Environmental Matters (USTs)


See Schedule attached.

                                 Schedule 6.19B
                                 --------------

                              Environmental Matters
                                   (Releases)


None.

                                  Schedule 6.21
                                  -------------

                                  Labor Matters


         On or about May 20, 1999, a drivers and dockmen union election was held at our Philadelphia, Pennsylvania terminal. The Teamsters Union won the election by a vote of 28 to 23. Although required bargaining has taken place, the Borrower and the Union have not signed a contract. The Borrower does not believe that this situation has created or will create a material adverse effect on its operations.

         Borrower is not a party to any labor contract at any of its terminals or offices.

                                 Schedule 6.22A
                                 --------------

                               Capitalized Leases



       Lessor                      Description of                Location        Outstanding
       ------                      Leased Property               --------           Balance
                                   ---------------                                  -------

 TransAmerica                  Various trailers obtained          Various          $ 316,319
 Business Credit               through Goggin Truck Line,
                               Inc. acquisition



                                 Schedule 6.22B
                                 --------------

                                Operating Leases


See Schedule of terminal leases on Schedule 6.9.

                Lessor                               Description of Property              Location
                ------                               -----------------------              --------

E & J Enterprises                        163 - 1980-81 Great Dane Trailers                 Various

Nacarto                                  20 -  1997 Volvo Tractors obtained in Goggin      Various
                                               Truck Line, Inc. acquisition

Fleet Capital                            26 -  1997-98 Volvo tractors obtained in          Various
                                               Goggin Truck Line, Inc. acquisition

Wells Fargo                              7 -   1998 Volvo Tractors obtained in GOTL        Various
Norwest Financial                              acquisition

TransAmerica Business Credit             46 -  1997 and 1999 Volvo Tractors obtained in    Various
                                               GOTL acquisition

US Bank Corp                             8 -   1998 Volvo Tractors obtained in GOTL        Various
                                               acquisition

Paccar Financial                         28 -  1998 Peterbuilt Tractors obtained in GOTL   Various
                                               acquisition

Robert A. Cox, Jr., Trustee              Parcel of land together with improvements         4715 Evan Town Road, Greensboro,
                                         thereon, 38.43 acres, fronting SR#1126            NC  27406-9598

                                  Schedule 8.3
                                  ------------

                                   Funded Debt


Debtholder                                              Amount
----------                                              ------

American Casualty Company of Reading, PA -            $1,800,000
Surety Bond No. 929110773 - Unsecured

See Schedule 1.1A.

See Funded Debt secured by liens noted on
Schedule 8.4.

See Operating Lease noted on Schedule 6.22A.

                                  Schedule 8.4
                                  ------------

                                 Permitted Liens


  Secured Party                     Description of Property              Outstanding Balance       Location
  -------------                     -----------------------              -------------------       --------

Philadelphia National Bank        Various 1997-98 Tractors                 $ 1,158,823              Various

General Electric Credit           396 Trailers and 13 Tractors-            $ 1,426,444              Various
Corporation                       GOTL acquisition

IBM Credit Corporation            IBM AS/400-740 Processor;                $ 2,125,584             Corporate
                                  IBM AS/400-740 Processor                                          Office
                                  Upgrade; 9406 SYSTEM UNITS;
                                  AS/400 OPERATING SYSTEM;
                                  with various Peripherals and other
                                  units

First Union National Bank         $4,000,000 Promissory Note               $   916,642                n/a


                                                                           $ 5,627,493
                                                                           ============

                                  Schedule 8.6
                                  ------------

                           Related Party Transactions


See Section entitled "Compensation Committee Interlocks and Inside Participation" in the Old Dominion Freight Line, Inc. Notice of Annual Meeting of Shareholders - April 24, 2000, a copy of which is attached.

                                  Schedule 8.13
                                  -------------

                              Permitted Guaranties


As part of the consideration for the sale of Deaton, Inc., Borrower maintains a letter of credit totalling $500,000.00 to secure payment to Utica Mutual Insurance Company for the self-insured retention portion of workmen compensation claims.